Exhibit 99.1

Contacts:
Marjie Hadad
Press	Investor Relations
LabStyle Innovations	Booke and Company, Inc.
+972-54-536-5220	+1-212-490-9095
marjie@netvision.net.il	admin@bookeandco.com

LabStyle Innovations Welcomes

Dennis M. McGrath to its Board of Directors

Senior medical device industry, public company and accounting expert expands the capabilities of LabStyle’s Board

Booke and Company, Inc. retained as investor relations consultant

Ramat Gan, Israel, November 14, 2013 --- LabStyle Innovations Corp. (OTCQB:DRIO), developer of Dario™, a cloud-based, mobile health (mHealth) platform for diabetes and related blood glucose monitoring, announced today that medical device industry expert Dennis M. McGrath has joined the company’s Board of Directors.

Mr. McGrath is the current president, chief financial officer and a member of the Board of Directors of PhotoMedex, Inc. (NASDAQ:PHMD), a global medical device and specialty pharmaceutical company with 2012 revenues of over $220 million. Mr. McGrath will serve on the Audit Committee of LabStyle’s Board of Directors.

“It is with great pleasure that we welcome Dennis to LabStyle’s board,” said LabStyle’s executive chairman and co-founder Dr. Oren Fuerst. “His extensive experience, both in the international medical device field and in running U.S. public companies, will be highly additive to the skill set of our board. We believe his agreement to join us is a ratification of our company, our product offering and our strategies, and we believe his insights will help guide us to realizing our full potential as we begin to enter our commercial stage.”

Erez Raphael, LabStyle’s president and chief executive officer, stated, “Dennis understands what it takes to bring medical products to the market. I, along with the rest of our management team, look forward to leveraging his experience as we seek to bring the complete Dario diabetes management platform - software apps, glucose measuring device and web application – to diabetic patients and caregivers over the next year. We’re excited to have Dennis on board as the world-roll out of Dario begins next month on December 12th with the launch of the iOS app in the United Kingdom, New Zealand and Australia. We are also pleased he will be with us as we continue to seek regulatory approvals and commercial launches of the Dario platform in the U.S. and elsewhere throughout 2014.”

Commenting on his appointment, Mr. McGrath stated, “LabStyle is a company with a novel and exciting product offering, a clear vision and near and longer term goals which I believe are attainable. Its management is highly focused, and its board is impressive. In short, all of the pieces are in place for continued achievements, and I look forward to working with the company, its board and senior management.”

Mr. McGrath joined PhotoMedex in 2000 as CFO and EVP Finance and was appointed president, CEO and board director in 2009 at a challenging time in the company’s history. He thereafter navigated PhotoMedex through its transformational merger with Radiancy, Inc. in 2011, an accomplishment that earned Mr. McGrath honors as 2012 SmartCEO Magazine CEO of the Year for Turnaround Companies.

Mr. McGrath has significant expertise in public and private fund raising, mergers and acquisitions, and manufacturing. He has held several senior-level positions in prior endeavors of public companies as well as the internet and e-commerce space, including AnswerThink Consulting Group, Think New Ideas, Inc. and triSpan, Inc. He is also currently a director of Noninvasive Medical Technologies, Inc. and serves on the Board of Advisors of Taylor University.

Mr. McGrath began his career as a senior account/CPA at Arthur Andersen and Co. in Philadelphia. Mr. McGrath holds a B.S. in accounting from LaSalle University, where he graduated Maxima Cum Laude. He has a CPA and is a member of the AICPA, PICPA and NJSCPA.

LabStyle also separately announced that they have engaged Booke and Company, Inc. as its investor relations advisors. Booke and Co. is an independent financial and investor relations consulting firm.

About LabStyle Innovations

LabStyle Innovations Corp. (OTCQB:DRIO) is a mobile health (mHealth) company developing and commercializing patent-pending technology providing consumers with laboratory-testing capabilities using smart phones. LabStyle’s flagship product, Dario™, is a mobile, cloud-based, diabetes management platform which includes a stylish, ‘all-in-one’, pocket-sized, blood glucose monitoring device. Dario™ received CE mark certification in September 2013 and is pursuing patent applications in multiple jurisdictions covering the specific processes related to blood glucose level measurement as well as more general methods of rapid tests of body fluids using mobile devices and cloud-based services. For more information: www.mydario.com.

Cautionary Note Regarding Forward-Looking Statements

This news release and the statements of representatives and partners of LabStyle Innovations Corp. (the “Company”) related thereto contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “plan,” “project,” “potential,” “seek,” “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect the Company’s actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect the Company’s results include, but are not limited to, regulatory approvals, product demand, market acceptance, impact of competitive products and prices, product development, commercialization or technological difficulties, the success or failure of negotiations and trade, legal, social and economic risks, and the risks associated with the adequacy of existing cash resources. Additional factors that could cause or contribute to differences between the Company’s actual results and forward-looking statements include, but are not limited to, those risks discussed in the Company’s filings with the U.S. Securities and Exchange Commission. Readers are cautioned that actual results (including, without limitation, the benefits of the new board member described herein and the timing for and results of the Company’s commercial plans for Dario and the timing for and results of regulatory review of Dario) may differ significantly from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Dario™ and the Dario™ logo are trademarks owned by LabStyle Innovation Ltd.

© 2013 LabStyle Innovations Corp. All rights reserved.